EXHIBIT 99.1

press release

For Immediate Release

For further information contact: Ian Galbraith, Crystal Decisions (604) 974-2370 ian.galbraith@crystaldecisions.com	Liz Sloan, Ruder Finn / Switzer (415) 249-6778 sloanl@ruderfinnswitzer.com

CRYSTAL DECISIONS ANNOUNCES NEW ADDITION TO BOARD OF DIRECTORS

Semiconductor Veteran Brings Management Expertise

PALO ALTO, CA—April 16, 2003—Crystal Decisions, one of the world’s leading information management software companies, announced today the election of Bob Bailey, president and chief executive officer of PMC-Sierra, a leading maker of MIPS-based™ processors and high speed mixed signal semiconductors, to the Company’s Board of Directors.

“We are pleased to welcome Bob to our Board,” said Jon Judge, Crystal Decisions’ President and CEO. “Crystal Decisions will benefit from his financial management expertise and his strong understanding of strategic partnerships. Together our team will leverage his industry experience and contacts, which will be a valuable asset to our future growth and development.”

Bailey is a highly lauded business leader, who was ranked as one of the “Top Ten CEOs of 2000” by Investor’s Business Daily. Also in 2000, Electronic Business named Bailey “CEO of the Year.” During Bailey’s tenure, Cisco Systems named PMC-Sierra the “Semiconductor Supplier of the Year” and in 2001, Lucent Technologies named the company a “Strategic Supplier,” under its Strategic Alliance partnership program. Further, PMC-Sierra was recognized as the “Best Financially Managed Fabless Company” by both the Fabless Semiconductor Association (FSA), and the prestigious “Kachina Award” from Cahners’ In-Stat, a semiconductor trade research organization, in 1999 and 1998 respectively.

Bailey joined PMC-Sierra as president and chief executive officer in November 1993. In September 1994, he helped facilitate the merger of the company, then a privately funded company, with Sierra Semiconductor, as a wholly owned subsidiary. Bailey was elected as a director of Sierra Semiconductor in 1996, which since changed its name to PMC-Sierra, and was named the company’s president and chief executive officer in 1997.

Crystal Decisions/New Board of Directors Member
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Prior to PMC-Sierra, Bailey was with AT&T’s Microelectronics (now known as Agere Systems) as vice president of the Application Specific Integrated Circuits Business Unit. This position was one of several created as a part of a turnaround team that transformed AT&T’s Microelectronics Semiconductor business unit into a merchant market success from an unprofitable captive supplier. Bailey’s division went from being unprofitable in 1989 to making over $500M in sales with solid profits in 1993.

About Crystal Decisions

Crystal Decisions, a privately held company, is one of the world’s leading information management software companies with more than 14 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best decisions and ultimately reduce costs and increase productivity. The Crystal brand is among the most trusted names in enterprise reporting and more than 345 Independent Software Vendors (ISVs) have standardized on Crystal Decisions solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 25 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

Crystal Decisions, Crystal Reports, Crystal Enterprise, Crystal Analysis, Crystal Services, Crystal Care, Crystal Assist, Crystal Applications and Holos are trademarks or registered trademarks of Crystal Decisions, Inc. in the U.S. and/or other countries. All other trademarks or registered trademarks referenced are the property of their respective owners.

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